THIS AGREEMENT is effective as of the 1st day of April 2003

BETWEEN:

WESTSPHERE ASSET CORPORATION, INC.,
a body corporate under the laws of the State of Colorado
(hereinafter referred to as "Westsphere")

OF THE FIRST PART

and

DOUGLAS N. MAC DONALD,
a businessman residing in St. Albert, Alberta
(hereinafter referred to as "Mac Donald")

OF THE SECOND PART

WHEREAS:

A. Westsphere conducts its business operations as a holding company providing administrative and operational support to its wholly owned subsidiaries and joint venture business operations as well as supplying "financial services and packages" such as lease funding, equity based secured loans and venture capital to its business operations. Westsphere's shares are listed for trading on the OTC BB under the symbol: WSHA.

B. Mac Donald is a businessman engaged in supplying consulting, management, promotional and development services for several Corporations ("Clients") whereby he provides administrative and operational support to its clients and/or their wholly owned subsidiaries and joint venture business operations.

C. Westsphere wishes to retain Mac Donald to direct the development and management of Westsphere pursuant to the terms of this agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each, the parties hereto covenant and agree each with the other as follows:

ARTICLE 1
TERM

1.1 The term of this agreement shall be for a two (2) year period commencing on the first day of April, 2003 and ending on the thirty-first day of April, 2005.

1.2 Provided Westsphere is not in default under this agreement, the agreement will automatically renew for a further one (1) year term, and will successively renew for further one (1) year terms, unless or until Westsphere or Mac Donald shall, at least thirty (30) days prior to the last day of the then current term, deliver written notice to the other party of non-renewal, in which case this agreement shall terminate on the last day of the then current term.

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Westsphere Asset Corporation, Inc. - Douglas N. Mac Donald

1.3 Mac Donald agrees to the cancellation of all other agreements previously entered into between Westsphere and Mac Donald or related to Mac Donald's role with Mac Donald & Associates Gaming Specialists Inc. with the understanding and commitment that notwithstanding when notice is delivered of non renewal or termination of this agreement between the first two parties, Westsphere agrees that M&A Gaming and Mac Donald shall receive from Westsphere a minimum of nine (9) months severance package. The severance package is to include;

i) continued full payment of contracted monthly payments including salaries, bonuses due for the period, and other enumeration for services rendered by M&A Gaming or Mac Donald to Westsphere as set out in this agreement,

ii)continued full payment for contracted expense allowance as covered in this agreement,

iii) the option of a buy out of any supplied equipment utilized personally by Mac Donald including but not limited to any personal p.c. computer systems, vehicles, or any other personal use items or equipment, at full depreciated value supplied by Westsphere,

iv) full medical, life insurance, dental and health benefits existing at the time of non-renewal or termination which will continue fully paid by Westsphere for a minimum of twelve (12) months from the termination date of this Agreement.

ARTICLE 2
RESPONSIBILITIES OF MAC DONALD

2.1 Douglas Norman Mac Donald will act as the President and Chief Executive Officer of Westsphere whose duties will to initiate, direct, organize, co-ordinate, promote, oversee and manage Westsphere's business operations pursuant to the terms of this agreement.

2.2 Mac Donald will direct and be responsible for the due diligence, organization, and promotion, of Westsphere, in addition to the purchase and development of businesses and properties of interest to Westsphere at the direction of the Board of Directors of Westsphere, and in doing so carry out his responsibilities pursuant to the terms and conditions of this Agreement.

2.3 Mac Donald shall provide the following services for the benefit of Westsphere, at the direction of the Board of Directors of Westsphere;

(a) negotiations of contracts pertaining to the purchase and distribution of certain products, equipment, services, properties, and businesses required for the development of all aspects of the business of Westsphere;

(b) provide liaison with the agents of the owners of property and businesses of interest to Westsphere, or its' auditors, accountants and lawyers,

(c) co-ordinate and arrange for the development and submission of proposals, marketing plans, and development plans, from start up phase to completion and implementation;

(d) negotiation and concluding acquisitions on behalf of ;

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Westsphere Asset Corporation, Inc. - Douglas N. Mac Donald

(e) ensure the reporting responsibilities and deadlines pertaining to all United States Securities and Exchange Commission filings are met and maintained in order to ensure that Westsphere's shares are listed for trading on the OTC BB under the symbol: WSHA.,

(f) co-ordinate and arrange for the promotion of Westsphere shares for the benefit of all Westsphere shareholders,

(g) any other related services which is requested by the Board of Directors of Westsphere .

2.4 Mac Donald agrees that it shall, during the continuance of this agreement to provide his services to the business of Westsphere for and in the best interest of Westsphere.

2.5 It is acknowledged, agreed and understood by Westsphere that Mac Donald supplies management and consulting services to other related and non-related Corporations through various capacities originating from his involvement with Mac Donald & Associates Gaming Specialists Inc. Westsphere is aware that Mac Donald now does and will continue to provide management services to other companies and Westsphere recognizes that these companies will require a certain portion of the time of Mac Donald. Westsphere agrees that Mac Donald may continue to provide such services to outside interests, provided that such interests do not conflict with their duties under this agreement.

2.6 Mac Donald acknowledges and agrees that he shall not, and shall insure that he does not, except as authorized or required hereunder, reveal or divulge to any person or companies any of the trade secrets, secret or confidential operations, processes or dealings or any information concerning the organization, business, finances, transactions or other affairs of Westsphere or of their subsidiaries which may come to the knowledge of Mac Donald during the term of this agreement and shall keep in complete secrecy all confidential information entrusted to them and shall not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the business of Vencash, or may be likely so to do. This restriction shall cease to apply to information or knowledge which may come into the public domain through no fault of Mac Donald.

ARTICLE 3
COMPENSATION

3.1 As compensation for the services rendered and provided by Mac Donald to Westsphere pursuant to this Agreement during the Term, Westsphere shall pay to Mac Donald, tax paid, the sum of eighteen thousand ($18,000.00) dollars per year, payable in 12 equally monthly installments of one thousand five hundred ($1,500.00) per month plus commencing on the date of this agreement.

3.2 Incorporated with and in addition to the compensation outlined in the aforementioned Article 3.1 is an Executive Compensation/Bonus Plan as set out in appendix #1 attached to and forming a part of this agreement, commencing on April 1, 2003 and continuing during the effective dates of this agreement.

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Westsphere Asset Corporation, Inc. - Douglas N. Mac Donald

3.3 Incorporated with and in addition to the compensation outlined in the aforementioned Article 3.1 and Article 3.2 and appendix #1 is a pre authorized expense allowance to reimburse Mac Donald, for all expenses incurred, by Mac Donald on behalf of Westsphere during the effective dates of this agreement.

3.4 Commencing April 1, 2003, a full medical, dental and health benefits program will be supplied to Mac Donald for full participation of all of Mac Donald immediate family members residing at the family residence of 45 Sheraton Drive, St. Albert, Alberta. Premiums pertaining to Mac Donald's participation in the benefits program will continue fully paid by Westsphere until the original termination date of this Agreement or period of severance package term whichever is greater. Benefits related payment will be made in addition to the compensation payments as set out in articles 3.1 and 3.2.

3.5 Commencing March 1, 2002, any charges incurred from purchases made through the use of any Westsphere or Westsphere subsidiary issued credit cards supplied to Mac Donald will be credited as payment of compensation directly to Mac Donald as payment received by Mac Donald. Copies of credit card statements outlining the transactions totaling the amount debited from the next monthly installment will be forwarded to Mac Donald upon receipt.

ARTICLE 4
GOVERNING LAW

4.1 The laws of the Province of Alberta, shall govern this Agreement and all matters arising thereunder.

ARTICLE 5
ASSIGNMENT

5.1 This agreement may be assigned by either party only with the written consent of the other party hereto.

ARTICLE 6
ENUREMENT

6.1 The provisions of this Agreement shall enure to the benefit of and are binding upon the parties hereto together with their respective personal representatives, successors and assigns.

ARTICLE 7
SIGNING BY COUNTERPART

7.1 This Agreement may be signed by the parties hereto in as many counterparts as may be necessary, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute on and the same instrument and notwithstanding the date of the execution will be deemed to bear the date as set forth above.

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Westsphere Asset Corporation, Inc. - Douglas N. Mac Donald

IN WITNESS WHEROF the parties hereto have duly executed this agreement to take effect as of the 1st day of March, AD 2002. Upon the execution of this document, this agreement shall replace and cancel all other agreements between the parties, and more particularly an agreement between Westsphere, M&A Gaming, and Mac Donald dated the 1st day of March 2002.

/s/ Dr. L.R.Queen
Dr. L. R. Queen, Director and member of
Westsphere Asset Corporation, Inc. Compensation Committee

/s/ M. B. Reuscher
M. B. Reuscher, Director and member of
Westsphere Asset Corporation, Inc. Compensation Committee

Accepted by:

/s/ Douglas N. Mac Donald
Douglas N. Mac Donald

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Westsphere Asset Corporation, Inc. - Mac Donald & Associates Gaming Specialists, Inc

APPENDIX #1

EXECUTIVE COMPENSATION/BONUS PLAN
Westsphere Asset Corporation, Inc. - Mac Donald & Associates Gaming Specialists Inc.

Westsphere has initiated an Officer and Director Compensation and Bonus Plan (the "Plan") for participation by the following Officer and Directors of Westsphere Asset Corporation, Inc.

Douglas N. Mac Donald, Director, President and CEO
Robert L. Robins, Director, Vice President
Dr. L. Roy Queen, Director
M. Bernd Reuscher, Director
Kim Law, Director, Vice President and CFO
Sonia Goeseels, Vice President, Administration

Awards under the Plan will be issued on a quarterly basis based on a formula as set out in the Compensation and Bonus Plan. Westsphere shall pay to Mac Donald forty (40%) percent of the total award amount for performance in his capacity as the President and CEO of Westsphere, and shall participate in a pro-rata manner with the other Directors and Officers for his duties as a Westsphere Director in regards to the distribution of the outstanding Plan award balance.

/s/ Dr. L. R. Queen
Authorized signatory,
Dr. L. R. Queen, Director, and member of
Westsphere Asset Corporation, Inc. Compensation Committee

/s/ M. Bernd Reuscher
Authorized signatory,
M. Bernd Reuscher, Director, and member of
Westsphere Asset Corporation, Inc. Compensation Committee